Exhibit 99

UTC CALLS FOR REDEMPTION OF OUTSTANDING 7.125 PERCENT NOTES

DUE NOV. 15, 2010

HARTFORD, Conn., May 14, 2010 – United Technologies Corp. (NYSE: UTX) announced today that it will exercise its right to redeem the $500 million aggregate principal amount of its outstanding 7.125 Percent Notes due Nov. 15, 2010.

The redemption date is set for June 15, 2010. The redemption price will be the greater of (i) 100 percent of the principal amount of the notes and (ii) the sum of the present values of the remaining scheduled payments on the notes, discounted to the redemption date as described in the notes, using a reference rate for a comparable U.S. Treasury security plus 15 basis points. In either case, the redemption price will also include interest accrued on the notes to the redemption date. The reference rate will be calculated as of the second business day immediately preceding the redemption date.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries.

From time to time, UTC may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance. Actual results may differ materially due to various risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements are described in UTC’s Form 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

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